EXHIBIT 99

Empire Petroleum Announces Second Quarter 2022 Financial Results

Revenue from Oil and Gas Sales of $16.5 million, Net Income Reaches $5.5 million

TULSA, OK / August 15, 2022 / Empire Petroleum (NYSE American: EP) ("Empire" or the "Company"), an oil and gas company with current producing assets in Texas, Louisiana, North Dakota, Montana and New Mexico, today announced the Company’s financial results for the second quarter of 2022, ended June 30, 2022.

Second Quarter 2022 Financial Highlights

•	Revenue from oil, natural gas, and natural gas liquids sales was $16.5 million for the second quarter, triple the $4.9 million revenue reported in the 2021 comparable period.
•	Net income for the quarter was $5.5 million compared to a net loss of $5.3 for the second quarter of 2021, a positive swing of $10.8 million.
•	The over 300% increase in revenue was due to successful execution of the Company’s strategy to cost effectively produce more volume combined with a favorable pricing environment in the Company’s core operating areas.
•	Average oil prices received for second quarter 2022 production realized $109/barrel compared to $62/barrel in the second quarter of 2021 and $91/barrel in the first quarter of 2022.

Second Quarter 2022 Production Accomplishments

•	Increased average daily production by 87.5% to over 195,000 BOE compared to 104,000 BOE in the second quarter of 2021.
•	Empire’s assets continue to provide accretive cash flow and increased scale with minimal incremental overhead.

Additional Second Quarter 2022 Highlights

•	Closed the acquisition of operated and non-operated oil and natural gas assets in the Landa Madison, Landa West Madison and Birdbear Areas in North Dakota, all funded with cash on hand.
•	Kicked off the Starbuck Field Enhancement Program, a $10 million investment with a targeted multiple increase in production.
•	Elected to participate in four non-op horizontal wells in the Bakken to begin drilling in the third quarter directly offsetting the Sundance Kid wells in Montana, which Empire participated in the fourth quarter of 2021. The Sundance Kid four (4) well Bakken tests have produced over 350,000 barrels of oil in approximately 220 production days, resulting in a production increase of approximately 115 barrels of oil per day net to Empire's interests in the wells.
•	Added to the Russell 3000® and Russell 2000® Indexes in June 2022.
•	Received approximately $3 million in new capital from the successful exercise of legacy warrants.
•	Appointed Vice Admiral Andrew Lewis to the Company’s Board of Directors and to serve on the Board’s Audit Committee.

Six Months Financial Results Ended June 30, 2022

  Revenue from oil, natural gas, and natural gas liquids sales was $29.7 million for the first six months of 2022 compared to $7.3 million in the 2021 comparable period, an increase of approximately 308%.
  Net income for the first six months ending June 30, 2022, was $9.2 million compared to a net loss of $6.3 for the same period ending June 30, 2021, a positive swing of $15.5 million.
  Realized oil pricing for the six months ended June 30, 2022, was $101 per barrel, while realized pricing for the same period in the prior year was $58, an increase in price of approximately 74%.

Management Comments

Tommy Pritchard, Chief Executive Officer of Empire, commented, “The second quarter was a record period for Empire. We reported revenue of $16.5 million, three-times higher than last year, driven by increased production from Empire’s assets including the recent acquisition of North Dakota properties that we completed during the second quarter.  Continued high commodity prices coupled with optimization of marketing contracts contributed to higher operating nets as well.  We also launched our Starbuck Field enhancement program, a $10 million capital investment with targeted multiple increases in production and reserves that we expect to complete by year-end."

Mike Morrisett, President of Empire, added, “In June, Empire’s common stock was added to the Russell 3000® and Russell 2000® Indexes, reflecting the increased liquidity and significant growth of our market valuation since we uplisted to the NYSE American last quarter. We also continued to strengthen our balance sheet with the nearly $3 million we received from the conversion of all legacy warrants. Empire continues to have strong resources, including over $12 million in cash and a low debt level, to continue to execute its strategic plans that are focused on organic growth and the addition of incremental long-life and low-decline reserves that generate strong cash flow.”

For Empire’s complete financial results for the three-month period ended June 30, 2022, see the Company’s Quarterly Form 10-Q filed with the Securities and Exchange Commission on August 15, 2022.

Teleconference and Webcast Information

Empire will hold a conference call on Tuesday, August 16, 2022 at 11:00am ET / 10:00am CT. To participate, please call 1 (877) 270-2148 at least 10 minutes prior to the start of the call and ask to join the Empire Petroleum call.

A simultaneous webcast of the call may be accessed through the Company's website, www.empirepetrocorp.com or at https://event.choruscall.com/mediaframe/webcast.html?webcastid=dVBLCHYE

A replay of the call will be available at 1 (877) 344-7529, access code 867163, through August 23, 2022. The call will also be available for replay on the Company’s website, Events & Presentations - Empire Petroleum Corp for one year.

About Empire Petroleum

Empire Petroleum Corporation is a publicly traded, Tulsa-based oil and gas company with current producing assets in Texas, Louisiana, North Dakota, Montana, and New Mexico. Management is focused on organic growth and targeted acquisitions of proved developed assets with synergies with its existing portfolio of wells. More information about Empire can be found at www.empirepetroleumcorp.com.

Safe Harbor Statement

This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements involve a wide variety of risks and uncertainties, and include, without limitations, statements with respect to the Company’s estimates, strategy and prospects. Such statements are subject to certain risks and uncertainties which are disclosed in the Company’s reports filed with the SEC, including its Form 10-K for the fiscal year ended December 31, 2021, and its other filings with the SEC. Readers and investors are cautioned that the Company’s actual results may differ materially from those described in the forward-looking statements due to a number of factors, including, but not limited to, the Company’s ability to acquire productive oil and/or gas properties or to successfully drill and complete oil and/or gas wells on such properties, general economic conditions both domestically and abroad, and other risks and uncertainties related to the conduct of business by the Company.

Contact Information

Empire Petroleum Corporation:

Tommy Pritchard, CEO

Mike Morrisett, President

539-444-8002

info@empirepetrocorp.com

Investor Relations

Stephanie Prince

PCG Advisory

646-863-6341

– Tables Follow –

EMPIRE PETROLEUM CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
Revenue:
Oil Sales	$13,329,366	$4,058,449	$23,745,788	$6,120,493
Gas Sales	1,446,435	372,178	2,431,858	681,062
Natural Gas Liquids Sales	1,763,546	425,480	3,496,064	473,392
Other	24,913	45,357	48,956	82,975
Net Realized and Unrealized Loss on Derivatives	(23,893)	(182,034)	(136,214)	(539,949)
Total Revenue	16,540,367	4,719,430	29,586,452	6,817,973

Costs and Expenses:
Operating	5,503,850	2,312,932	10,696,532	3,730,942
Taxes - Production	1,137,841	418,681	2,039,079	588,513
Depletion, Depreciation & Amortization	455,799	565,333	890,245	745,873
Accretion of Asset Retirement Obligation	336,488	270,155	666,488	554,620
General and Administrative	3,282,452	3,220,101	5,736,096	4,126,149

Total Cost and Expenses	10,716,430	6,787,202	20,028,440	9,746,097

Operating Income (Loss)	5,823,937	(2,067,772)	9,558,012	(2,928,124)

Other Income and (Expense):
Other Expense	(177,872)	(435,584)	(177,872)	(435,584)
Interest Expense	(111,785)	(2,768,606)	(222,433)	(2,905,434)

Net Income (Loss)	$5,534,280	$(5,271,962)	$9,157,707	$(6,269,142)

Net Income (Loss) per Common Share:
Basic	$0.27	$(0.35)	$0.45	$(0.54)
Diluted	$0.24	$(0.35)	$0.41	$(0.54)
Weighted Average Number of Common Shares Outstanding,
Basic	20,424,970	15,176,845	20,145,955	11,601,496
Diluted	23,294,723	15,176,845	22,233,826	11,601,496

EMPIRE PETROLEUM CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

	June 30,	December 31,
	2022	2021
ASSETS
Current Assets:
Cash	$12,436,535	$3,611,871
Accounts Receivable	8,846,989	7,733,905
Unrealized Gain on Derivative Instruments	191,072	55,242
Inventory - Oil in Tanks	1,192,589	1,037,880
Prepaids	539,526	679,122
Total Current Assets	23,206,711	13,118,020

Property and Equipment:
Oil and Natural Gas Properties, Successful Efforts	50,426,477	46,914,326
Less: Accumulated Depreciation, Depletion and Impairment	(18,202,939)	(17,525,918)
Net	32,223,538	29,388,408
Other Property and Equipment, Net	1,322,323	1,288,611
Total Property and Equipment, Net	33,545,861	30,677,019

Unrealized Gain on Derivative Instruments - Long Term	82,853	194,018
Sinking Fund	5,450,000	4,810,000
Utility and Other Deposits	1,805,608	1,290,594

Total Assets	$64,091,033	$50,089,651

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Accounts Payable	$3,324,959	$4,329,535
Accrued Expenses	7,533,699	5,844,184
Current Portion of Lease Liability	209,320	180,105
Current Portion of Long-Term Notes Payable	1,406,081	1,700,663
Total Current Liabilities	12,474,059	12,054,487

Long-Term Notes Payable	6,806,043	6,914,101
Long Term Lease Liability	591,412	646,311
Asset Retirement Obligations	21,379,788	20,640,599
Total Liabilities	41,251,302	40,255,498

Stockholders' Equity:
Series A Preferred Stock - $.001 Par Value, 10,000,000 Shares Authorized, 6 and 0 Shares Issued and Outstanding, Respectively	—	—
Common Stock - $.001 Par Value 190,000,000 Shares Authorized, 21,443,293 and 19,840,648 Shares Issued and Outstanding, Respectively	81,111	79,362
Additional Paid-in Capital	72,834,256	68,988,134
Accumulated Deficit	(50,075,636)	(59,233,343)
Total Stockholders' Equity	22,839,731	9,834,153

Total Liabilities and Stockholders' Equity	$64,091,033	$50,089,651